Exhibit 99.1

One Lincoln Street
Boston, MA 02111
United States of America
News Release

Investor Contact: Anthony Ostler	Media Contact: Hannah Grove
+1 617/664-3477	+1 617/664-3377

STATE STREET REPORTS THIRD-QUARTER 2015 GAAP-BASIS
EPS OF $1.32, ON REVENUE OF $2.6 BILLION

State Street announces multi-year plan to accelerate the
next phase of its transformation program to generate approximately
$500 million in annualized savings when fully implemented

Third-quarter GAAP-basis results includes pre-tax severance costs of $75 million associated with staff reductions

Third-quarter 2015 operating-basis1 EPS was $1.16 on revenue of $2.6 billion

Boston, MA ...October 23, 2015

    In announcing the third quarter of 2015’s financial results, Joseph L. Hooley, State Street's chairman and chief executive officer said, "This quarter’s results reflect the decline in equity valuations globally, particularly in emerging economies and combined with the continued low interest rates and the strength in the U.S. dollar, negatively impacted our revenue.  Despite this market environment, we were able to advance our core business, growing operating basis fee revenue by 4% and 1% compared to the nine months and quarter ended September 30, 2014, respectively, and adding $141 billion of new servicing commitments during the third quarter. In addition, consistent with our previously stated objectives, we significantly reduced the level of deposits on our balance sheet during the third quarter.”

            Hooley continued, “In light of the continued challenging environment we are accelerating the next phase of our transformation program to create cost efficiencies and to further digitize our interfaces with our clients in order to deliver more value. Our multi-year plan is to generate approximately $500 million in annualized savings when fully implemented and builds on our recently completed Business Operations and Information Technology transformation program that delivered more than $625 million in annualized savings. In the interim, we continue to focus on driving internal efficiencies, which will result in staff reductions.  We’re balancing investing in our business with managing against macroeconomic challenges and elevated regulatory costs.”

  Hooley concluded, "We continue to emphasize returning capital to our shareholders.  During the third quarter of 2015, we purchased approximately $350 million of our common stock and at quarter end had approximately $1.1 billion remaining on our March 2015 common stock purchase program, authorizing the purchase of up to $1.8 billion of our common stock through June 30, 2016."

Third-Quarter 2015 GAAP-Basis Results:

(Table presents summary results, dollars in millions, except per share amounts, or where otherwise noted)	3Q15	2Q15	% Increase (Decrease)		3Q14	% Increase (Decrease)
Total fee revenue	$2,108	$2,082	1.2%		$2,012	4.8%
Net interest revenue	513	535	(4.1)		570	(10.0)
Total revenue	2,619	2,614	0.2		2,582	1.4
Provision for loan losses	5	2	150.0		2	150.0
Total expenses	1,962	2,134	(8.1)		1,892	3.7
Net income available to common shareholders	543	393	38.2		542	0.2

Earnings Per common share(1):
Diluted	1.32	0.94	40.4		1.26	4.8

Financial ratios:
Return on average common equity	11.3%	8.3%	300	bps	10.6%	70	bps
(1) Second-quarter 2015 and third-quarter 2014 results include net after-tax charges of $156 million, or $0.37 per share, and $53 million, or $0.12 per share, respectively, related to legal accruals associated with indirect foreign exchange matters. No additional amounts were accrued as to such legal proceedings in the third-quarter 2015.
Net income available to common shareholders of $543 million, or $1.32 earnings per common share, for the third quarter of 2015 compared with $393 million, or $0.94 earnings per common share, for the second quarter of 2015, and $542 million, or $1.26 earnings per common share, for the third quarter of 2014.
Third quarter of 2015 GAAP-basis results included the following notable items:

•
$75 million of pre-tax severance costs, or $47 million after-tax, related to targeted staff reductions. This measure was taken to better calibrate the Company's expenses to the current environment and will involve the gross and net worldwide reduction of approximately 600 and 200 positions, respectively. We expect these staff reductions to be complete by the end of 2016 with projected savings of $50 million.

•	$83 million pre-tax gain, or $49 million after-tax, related to the sale of commercial real estate acquired as a result of the Lehman Brothers bankruptcy.

•	$59 million reduction of an Italian deferred tax liability as a consequence of our European legal entity restructuring activities.

Non-GAAP Financial Measures:
In addition to presenting State Street's financial results in conformity with U.S. generally accepted accounting principles, or GAAP, management also presents results on a non-GAAP, or operating basis, in order to highlight comparable financial trends with respect to State Street's business operations from period to period. Non-GAAP information is not a substitute for, and is not superior to, information presented on a GAAP basis. Summary results presented on a GAAP basis, descriptions of our non-GAAP, or operating-basis, financial measures, and reconciliations of operating-basis information to GAAP-basis information are provided in the addendum included with this news release.
The following table reconciles select third-quarter 2015 operating-basis financial information to financial information prepared and reported in conformity with GAAP for the same period. The addendum included with this news release includes additional reconciliations.

(In millions, except per share amounts)	Income Before Income Tax Expense	Net Income Available to Common Shareholders	Earnings Per Common Share
GAAP basis	$652	$543	$1.32
Tax-equivalent adjustments
Tax-advantaged investments (processing fees and other revenue)	95
Tax-exempt investment securities (net interest revenue)	43
Total	138
Non-operating adjustments
Gain on sale of commercial real estate	(83)	(49)	(.12)
Discount accretion associated with former conduit securities (net interest revenue)	(27)	(16)	(.04)
Severance costs associated with staffing realignment (compensation and employee benefits expenses)	75	47.11
Acquisition & Restructuring costs (expenses)	10	7.01
Italian deferred tax liability	—	(59)	(.14)
Effect on income tax of non-operating adjustments	—	7.02
Total	(25)	(63)	(.16)
Operating basis	$765	$480	$1.16

Third-Quarter 2015 Operating-Basis (Non-GAAP) Results1:

(Table presents summary results, dollars in millions, except per share amounts, or where otherwise noted)	3Q15(1)	2Q15(1)	% Increase (Decrease)		3Q14(1)	% Increase (Decrease)
Operating-Basis Results:
Total fee revenue	$2,120	$2,180	(2.8)%		$2,098	1.0%
Operating-basis net interest revenue(2)	$529	$556	(4.9)		$580	(8.8)
Total revenue	2,647	2,733	(3.1)		2,678	(1.2)
Total expenses	1,877	1,881	(0.2)		1,808	3.8
Net income available to common shareholders	480	569	(15.6)		581	(17.4)

Earnings Per common share:
Diluted	1.16	1.37	(15.3)		1.35	(14.1)

Financial ratios:
Return on average common equity	10.0%	12.0%	(200)	bps	11.4%	(140)	bps
1 Operating basis is a non-GAAP presentation. For an explanation of operating-basis information and related reconciliations, refer to the addendum included with this news release.
2 Operating basis net interest revenue excluded discount accretion on former conduit securities of $27 million, $23 million and $33 million for the third quarter of 2015, the second quarter of 2015, and the third quarter of 2014, respectively. Operating-basis net interest revenue for all quarters is presented on a fully taxable-equivalent basis.

Third-Quarter 2015 Highlights1:

•
Currency Impact: Compared to the third quarter of 2014 the strengthening of the U.S. dollar reduced our fee revenue outside of the U.S. by $66 million, but a similar corresponding reduction in expenses largely offset this impact on our bottom line.

•
New business[2]: New asset servicing mandates awarded during the third quarter of 2015 totaled $141 billion. In asset management we experienced net outflows of $29 billion during the third quarter of 2015.

•
Expenses: The growth rate of operating-basis total fee revenue was below the growth rate of operating-basis expenses by 277 basis points during the third quarter of 2015 as compared to the third quarter of 2014. However, the growth rate of operating-basis total fee revenue exceeded the growth rate of operating-basis expenses by 91 basis points during the first nine months of 2015 as compared to the first nine months of 2014 and this is in line with our emphasis on operating-basis total fee revenue growth outpacing operating-basis expense growth on a year to date basis.

•
Capital[3]: Our common equity tier 1 ratios as of September 30, 2015 were 12.1% and 12.0%, calculated under the advanced approaches and standardized approach, respectively, in conformity with the Basel III final rule. On a fully phased-in basis, our estimated pro forma Basel III common equity tier 1 ratios as of September 30, 2015 were 11.4% and 11.2%, calculated under the advanced approaches and standardized approach, respectively, in conformity with the Basel III final rule.

•
Return of capital to shareholders[4]: We purchased approximately $350 million of our common stock at an average price of $72.43 per share, and have approximately $1.1 billion remaining on our March 2015 common stock purchase program which runs through June 30, 2016. In addition, we declared a quarterly common stock dividend of $0.34 per share in the third quarter of 2015.

1 Operating basis is a non-GAAP presentation. For an explanation of operating-basis information and related reconciliations, refer to the addendum included with this news release.
2 New business in assets to be serviced is reflected in our assets under custody and administration after we begin servicing the assets, and new business in assets to be managed is reflected in our assets under management after we begin managing the assets. As such, only a portion of new asset servicing and asset management mandates is reflected in our assets under custody and administration and assets under management, as of September 30, 2015. Distribution fees from the SPDR® Gold Exchange-Traded Fund, or ETF, are recorded in brokerage and other fee revenue and not in management fee revenue.
3 Our estimated pro forma fully phased-in Basel III common equity tier 1 ratios calculated under the Basel III advanced approaches and standardized approach (in each case, fully phased in as of January 1, 2019, as per Basel III phase-in requirements for capital) are preliminary estimates based on our interpretations of the Basel III final rule as applied to our current businesses and operations as currently conducted. Refer to the “Capital” section of this news release for important information about the Basel III final rule, our calculations of our common equity tier 1 ratios thereunder, factors that could influence State Street's calculations of its common equity tier 1 ratios and other information about our capital ratios. Unless otherwise specified, all capital ratios referenced in this news release refer to State Street Corporation and not State Street Bank and Trust Company. Refer to the addendum included with this news release for a further description of these ratios.
4 Stock purchases may be made using various types of mechanisms, including open market purchases or transactions off market, and may be made under Rule 10b5-1 trading programs. The timing of stock purchases, types of transactions and number of shares purchased will depend on several factors, including, market conditions and State Street’s capital position, its financial performance and investment opportunities. The common stock purchase program does not have specific price targets and may be suspended at any time. State Street’s common stock and other stock dividends, including the declaration, timing and amount thereof, remain subject to consideration and approval by its Board of Directors at the relevant times.

Selected Financial Information and Ratios
The tables below provide a summary of selected financial information and key ratios for the indicated periods, presented on an operating, or non-GAAP, basis where noted. Amounts are presented in millions of dollars, except for per-share amounts or where otherwise noted.

Financial Highlights
(Table presents summary results, dollars in millions, except per share amounts, or where otherwise noted)	3Q15	2Q15		% Increase (Decrease)	3Q14	% Increase (Decrease)
Total revenue[1]	$2,647	$2,733		(3.1)%	$2,678	(1.2)%
Total expenses[1]	1,877	1,881		(0.2)	1,808	3.8
Net income available to common shareholders[1]	480	569		(15.6)	581	(17.4)
Earnings per common share[1]	1.16	1.37		(15.3)	1.35	(14.1)
Return on average common equity[1]	10.0%	12.0%	(200)	bps	11.4%	(140)	bps
Total assets as of period-end	$247,274	$294,571		(16.1)%	$274,805	(10.0)%
Quarterly average total assets	251,046	263,862		(4.9)	247,310	1.5
Net interest margin[1]	0.95%	0.96%	(1)	bps	1.06%	(11)	bps
Net unrealized gains (losses) on investment securities, after-tax, as of period-end[2]	$411	$346			$411

1 Presented on an operating basis, a non-GAAP presentation. Refer to the addendum included with this news release for explanations of our non-GAAP financial measures and for reconciliations of our operating-basis financial information.
2 Includes net unrealized gains (losses) on investment securities, after tax, for securities classified as available for sale and held to maturity.

Assets Under Custody and Administration and Assets Under Management
(Dollars in billions)	3Q15	2Q15	% Increase (Decrease)	3Q14	% Increase (Decrease)
Assets under custody and administration[1,2]	$27,265	$28,650	(4.8)%	$28,465	(4.2)%
Assets under management[2]	2,203	2,374	(7.2)	2,421	(9.0)
Market Indices3:
S&P 500® daily average	2,027	2,102	(3.6)	1,976	2.6
MSCI EAFE® daily average	1,785	1,905	(6.3)	1,924	(7.2)
S&P 500® average of month-end	1,999	2,085	(4.1)	1,969	1.5
MSCI EAFE® average of month-end	1,754	1,887	(7.0)	1,901	(7.7)
Average Foreign Exchange Rate (Euro vs. USD)	1.112	1.107	0.5	1.325	(16.1)
Average Foreign Exchange Rate (GBP vs. USD)	1.549	1.533	1.0	1.669	(7.2)

1 Includes assets under custody of $20,947 billion, $22,064 billion and $21,707 billion, as of September 30, 2015, June 30, 2015 and September 30, 2014, respectively.
2 As of period-end.
3 The index names listed in the table are service marks of their respective owners.

The following tables present third-quarter 2015 and year-to-date activity in assets under management, by product category.
Assets Under Management

(In billions)	Equity	Fixed-Income	Cash[2]	Multi-Asset-Class Solutions	Alternative Investments[3]	Total
Balance as of June 30, 2015	$1,422	$320	$376	$118	$138	$2,374
Long-term institutional inflows[1]	89	14	—	13	19	135
Long-term institutional outflows[1]	(125)	(18)	—	(15)	(19)	(177)
Long-term institutional flows, net	(36)	(4)	—	(2)	—	(42)
ETF flows, net	9	—	2	—	(1)	10
Cash fund flows, net	—	—	3	—	—	3
Total flows, net	(27)	(4)	5	(2)	(1)	(29)
Market appreciation[4]	(122)	1	—	(4)	(2)	(127)
Foreign exchange impact	(7)	(1)	(1)	(1)	(5)	(15)
Total market/foreign exchange impact	(129)	—	(1)	(5)	(7)	(142)
Balance as of September 30, 2015	$1,266	$316	$380	$111	$130	$2,203

(In billions)	Equity	Fixed-Income	Cash[2]	Multi-Asset-Class Solutions	Alternative Investments[3]	Total
Balance as of December 31, 2014	$1,475	$319	$399	$127	$128	$2,448
Long-term institutional inflows[1]	218	48	—	42	30	338
Long-term institutional outflows[1]	(291)	(48)	—	(53)	(28)	(420)
Long-term institutional flows, net	(73)	—	—	(11)	2	(82)
ETF flows, net	(38)	3	2	—	—	(33)
Cash fund flows, net	—	—	(18)	—	—	(18)
Total flows, net	(111)	3	(16)	(11)	2	(133)
Market appreciation[4]	(79)	—	—	(2)	9	(72)
Foreign exchange impact	(19)	(6)	(3)	(3)	(9)	(40)
Total market/foreign exchange impact	(98)	(6)	(3)	(5)	—	(112)
Balance as of September 30, 2015	$1,266	$316	$380	$111	$130	$2,203

1 Amounts represent long-term portfolios, excluding ETFs.
2 Includes both floating- and constant-net-asset-value portfolios held in commingled structures or separate accounts.
3 Includes real estate investment trusts, currency and commodities, including SPDR® Gold Fund, for which State Street is not the investment manager, but acts as distribution agent.
4 Includes impact of the sale of Sectoral Asset Management Inc. in the third quarter of 2015.

Revenue1
The following table provides the components of our operating-basis (non-GAAP) revenue1 for the periods noted:

(Dollars in millions)	3Q15	2Q15	% Increase (Decrease)	3Q14	% Increase (Decrease)
Servicing fees	$1,294	$1,325	(2.3)%	$1,302	(0.6)%
Management fees	287	304	(5.6)	316	(9.2)
Trading services revenue:
Foreign exchange trading	177	167	6.0	161	9.9
Brokerage and other fees[2]	117	114	2.6	117	—
Total trading services revenue	294	281	4.6	278	5.8
Securities finance revenue	113	155	(27.1)	99	14.1
Processing fees and other revenue[1,2,3]	132	115	14.8	103	28.2
Total fee revenue[1,2,3]	2,120	2,180	(2.8)	2,098	1.0
Net interest revenue[1,4]	529	556	(4.9)	580	(8.8)
Gains (losses) related to investment securities, net	(2)	(3)	nm	—	nm
Total Operating-Basis Revenue[1]	$2,647	$2,733	(3.1)%	$2,678	(1.2)%

1 Presented on an operating basis, a non-GAAP presentation. Refer to the addendum included with this news release for explanations of our non-GAAP financial measures and for reconciliations of our operating-basis financial information.
2 Brokerage and other fees for the third quarter of 2014 reflect the reclassification of revenue associated with currency management from processing fees and other revenue, and have been adjusted for comparative purposes.
3 Processing fees and other revenue for the third quarter of 2015, second quarter of 2015 and third quarter of 2014, presented in the table, reflect tax-equivalent increases of $95 million, $98 million and $86 million, respectively, related to tax credits generated by tax-advantaged investments. Third quarter of 2015 also includes a credit of $83 million for a gain on sale of commercial real estate. GAAP-basis processing fees and other revenue for these periods was $120 million, $17 million and $17 million, respectively.
4 Net interest revenue for the third quarter of 2015, second quarter of 2015 and third quarter of 2014, presented in the table, reflect tax-equivalent increases of $43 million, $44 million and $43 million, respectively, and excluded conduit-related discount accretion of $27 million, $23 million and $33 million, respectively. GAAP-basis net interest revenue for these periods was $513 million, $535 million and $570 million, respectively.
nm Not meaningful.

Servicing fees of $1,294 million in the third quarter of 2015 decreased 2.3% from the second quarter of 2015, primarily due to lower global equity markets. Compared to the third quarter of 2014, servicing fees decreased 0.6%, primarily due to the impact of the stronger U.S. dollar and lower international equity markets, partially offset by net new business and higher transaction volumes.
Management fees of $287 million in the third quarter of 2015 decreased 5.6% from the second quarter of 2015, primarily due to lower global equity markets. Compared to the third quarter of 2014, management fees decreased 9.2%, primarily due to the impact of the stronger U.S. dollar, lower performance fees, and lower international equity markets.
Foreign exchange trading revenue of $177 million in the third quarter of 2015 increased 6.0% from the second quarter of 2015, primarily due to higher direct foreign exchange revenue. Compared to the third quarter of 2014, foreign exchange trading revenue increased 9.9%, due to higher currency volatility and client-related volumes. Brokerage and other fees of $117 million in the third quarter of 2015 increased 2.6% from the second quarter of 2015 and were flat from the third quarter of 2014.
Securities finance revenue of $113 million in the third quarter of 2015 decreased $42 million, or 27.1%, from the second quarter of 2015, primarily due to second-quarter seasonality.

Compared to the third quarter of 2014, securities finance revenue increased 14.1%, due to new business from enhanced custody, our principal securities lending service for custody clients.
Processing fees and other revenue of $132 million in the third quarter of 2015 increased 14.8% and 28.2% compared to the second quarter of 2015 and the third quarter of 2014, respectively. The increase over both periods primarily reflects the impact of certain valuation adjustments and increased revenue from bank-owned life insurance. See notes 1, 2 and 3 to the table above for a description of the presentation of operating-basis processing fees and other revenue.
Net interest revenue of $529 million in the third quarter of 2015 decreased 4.9% from the second quarter of 2015, primarily due to persistently low market interest rates, lower deposit levels and the ongoing repositioning of the investment portfolio. Compared to the third quarter of 2014, net interest revenue decreased 8.8%, primarily due to lower yields from interest earning assets.
Operating-basis net interest revenue excludes discount accretion on former conduit securities and is presented on a fully taxable-equivalent basis. See notes 1 and 4 to the table above for a description of the presentation of operating-basis net interest revenue. The Company expects to record aggregate pre-tax conduit-related accretion of approximately $233 million in interest revenue from October 1, 2015 through the remaining lives of the former conduit securities. This expectation is based on numerous assumptions, including holding the securities to maturity, anticipated prepayment speeds and credit quality.
Net interest margin, including balances held at the Federal Reserve and other central banks, decreased to 95 basis points in the third quarter of 2015 from 96 basis points in the second quarter of 2015 and from 106 basis points in the third quarter of 2014. Refer to the addendum included with this news release for reconciliations of our operating-basis net interest margin.

Expenses1
The following table provides the components of our operating-basis (non-GAAP) expenses1 for the periods noted:

(Dollars in millions)	3Q15	2Q15	% Increase (Decrease)	3Q14	% Increase (Decrease)
Compensation and employee benefits[1,2]	$976	$984	(0.8)%	$955	2.2%
Information systems and communications	265	249	6.4	242	9.5
Transaction processing services	201	201	—	199	1.0
Occupancy	110	109	0.9	119	(7.6)
Other[1,3]	325	338	(3.8)	293	10.9
Total Operating-Basis Expenses[1]	$1,877	$1,881	(0.2)%	$1,808	3.8%

1 Presented on an operating basis, a non-GAAP presentation. Refer to the addendum included with this news release for explanations of our non-GAAP financial measures and for reconciliations of our operating-basis financial information.
2 Compensation and employee benefits expenses for the third quarter of 2015, second quarter of 2015 and third quarter of 2014 presented in the table, excluded severance costs of $75 million, zero and $2 million, respectively, related to staffing realignment. GAAP-basis compensation and employee benefits expenses for the third quarter of 2015, second quarter of 2015 and third quarter of 2014 were $1,051 million, $984 million and $953 million, respectively.
3 GAAP-basis other expenses for the third quarter of 2015, second quarter of 2015 and third quarter of 2014 were $325 million, $588 million and $359 million, respectively.

Compensation and employee benefits expenses of $976 million in the third quarter of 2015 decreased 0.8% from the second quarter of 2015, primarily due to lower incentive compensation, partially offset by the impact of an additional payroll day in the quarter and increased costs for new hires to support new business and regulatory initiatives. Compared to the third quarter of 2014, compensation and employee benefits expenses increased 2.2%, reflecting increased costs to support new business and regulatory initiatives, partially offset by the benefit of the stronger U.S. dollar and lower incentive compensation expense.
Information systems and communications expenses of $265 million in the third quarter of 2015 increased 6.4% and 9.5% from the second quarter of 2015 and the third quarter of 2014, respectively. The increase over both periods primarily reflects increased costs to support new business and additional data center capacity.
Transaction processing services expenses of $201 million were flat from the second quarter of 2015 and third quarter of 2014.
Occupancy expenses of $110 million in the third quarter of 2015 increased 0.9% from the second quarter of 2015. Compared to the the third quarter of 2014, occupancy expenses decreased 7.6%, primarily due to the impact of the stronger U.S. dollar.
Other expenses of $325 million in the third quarter of 2015 decreased 3.8% from the second quarter of 2015, primarily due to a third-quarter 2015 gain of $41 million related to a recovery from certain Lehman Brothers claims, partially offset by an increase in securities processing costs. Third quarter 2015 securities processing costs were $41 million, mostly reflecting a singular event, and compares to $14 million and $8 million in the second quarter of 2015 and the third quarter of 2014, respectively. Compared to the third quarter of 2014, other expenses increased 10.9%, primarily due to higher professional services fees including costs to support regulatory initiatives and higher securities processing costs, partially offset by a recovery in the third-quarter 2015 from certain Lehman Brothers claims and lower charitable contributions. See notes 1 and 3 to the table above for a description of GAAP-basis other expenses for the relevant periods.
Income Taxes
Our third quarter of 2015 GAAP-basis effective tax rate was 10.6%, down from 11.6% in the second quarter of 2015 and down from 18.6% in the third quarter of 2014. Our third quarter of 2015 operating-basis effective tax rate was 32.0%, an increase from 29.6% in the second quarter of 2015 and an increase from 31.0% in the third quarter of 2014. The third quarter of 2015 tax rate included a non-operating benefit due to the reduction of an Italian deferred tax liability. The second quarter of 2015 tax rate was affected by the approval of a tax refund and a change in New York tax law.

Capital
Provisions of the Basel III final rule, issued by U.S. banking regulators in July 2013, become effective under a transition timetable which began on January 1, 2014. We have used the advanced approaches provided in the Basel III final rule to calculate our regulatory capital ratios beginning with the second quarter of 2014. Beginning with the first quarter of 2015, we began to also use the standardized approach provided in the Basel III final rule to calculate our regulatory capital ratios.
The lower of our regulatory capital ratios calculated under the Basel III advanced approaches and those ratios calculated under the standardized approach provisions of Basel III are applied in the assessment of our capital adequacy for regulatory purposes.

The following table presents our regulatory capital ratios as of September 30, 2015 and June 30, 2015. All capital ratios presented in the table and elsewhere in this news release refer to State Street Corporation and not State Street Bank and Trust Company.

Capital ratios	Basel III Advanced Approaches September 30, 2015	Basel III Standardized Approach September 30, 2015	Basel III Advanced Approaches June 30, 2015	Basel III Standardized Approach June 30, 2015
Common equity tier 1 ratio	12.1%	12.0%	12.2%	11.6%
Tier 1 capital ratio	14.9%	14.7%	14.9	14.2
Total capital ratio	16.9%	16.8%	16.9	16.1
Tier 1 leverage ratio	6.3%	6.3%	6.0	6.0

On a fully phased-in basis, our estimated pro forma Basel III common equity tier 1 ratios as of September 30, 2015, calculated under the advanced approaches and standardized approach in conformity with the Basel III final rule, were 11.4% and 11.2%, respectively. Our estimated pro forma fully phased-in Basel III common equity tier 1 ratios are preliminary estimates, calculated in conformity with the advanced approaches and the standardized approach (as the case may be, and in each case, fully phased-in as of January 1, 2019, as per Basel III phase-in requirements for capital) in the Basel III final rule, based on our interpretations of the Basel III final rule as of October 23, 2015 and as applied to our businesses and operations as of September 30, 2015. Refer to the addendum included with this news release for information concerning our estimated pro forma fully phased-in Basel III common equity tier 1 ratios calculated under the advanced approaches and standardized approach, and for reconciliations of these estimated pro forma fully phased-in ratios to our common equity tier 1 ratios calculated under the currently applicable regulatory requirements.
In 2014, U.S. banking regulators issued final rules implementing a supplementary leverage ratio, or SLR, for certain bank holding companies, like State Street, and their insured depository institution subsidiaries, like State Street Bank. We refer to these final rules as the SLR final rule. Under the SLR final rule, upon implementation as of January 1, 2018, (i) State Street Bank must maintain an SLR of at least 6% to be well capitalized under the U.S. banking regulators’ Prompt Corrective Action framework and (ii) if State Street maintains an SLR of at least 5%, it is not subject to limitations on distributions and discretionary bonus payments under the SLR final rule. Since March 31, 2015, State Street has included SLR disclosures with its other Basel disclosures.
State Street Corporation's SLR as of September 30, 2015 and June 30, 2015, calculated in conformity with the SLR final rule, were 5.7% and 5.4%, respectively. State Street Corporation's estimated pro forma fully phased-in SLRs as of September 30, 2015 and June 30, 2015, calculated in conformity with the SLR final rule, were 5.4% and 5.1%, respectively. State Street Bank's SLR as of September 30, 2015 and June 30, 2015, calculated in conformity with the SLR final rule, were 5.7% and 5.2%, respectively. State Street Bank's estimated pro forma fully phased-in SLRs as of September 30, 2015 and June 30, 2015, calculated in conformity with the SLR final rule, were 5.4% and 4.9%, respectively. Estimated pro forma fully phased-in SLRs as of September 30, 2015 and June 30, 2015 are preliminary estimates, calculated based on our interpretations of the SLR final rule as of October 23, 2015 and July 24, 2015, respectively, and as applied to our businesses and operations as of September 30, 2015 and June 30, 2015, respectively. Refer to the addendum included with this news release for information concerning our estimated pro forma fully phased-in SLRs and for reconciliations of these estimated pro forma fully phased-in SLRs to our SLRs under currently applicable regulatory requirements.

The advanced approaches-based ratios (actual and estimated pro forma) presented in this news release reflect calculations and determinations with respect to our capital and related matters, based on State Street and external data, quantitative formulae, statistical models, historical correlations and assumptions, collectively referred to as “advanced systems,” in effect and used by us for those purposes as of the respective date of each ratio’s first public announcement. Significant components of these advanced systems involve the exercise of judgment by us and our regulators, and these advanced systems may not, individually or collectively, precisely represent or calculate the scenarios, circumstances, outputs or other results for which they are designed or intended. Due to the influence of changes in these advanced systems, whether resulting from changes in data inputs, regulation or regulatory supervision or interpretation, State Street-specific or market activities or experiences or other updates or factors, we expect that our advanced systems and our capital ratios calculated in conformity with the Basel III framework will change and may be volatile over time, and that those latter changes or volatility could be material as calculated and measured from period to period.
Additional Information
All earnings per share amounts represent fully diluted earnings per common share. Return on average common shareholders' equity is determined by dividing annualized net income available to common equity by average common shareholders' equity for the period. Operating-basis return on average common equity utilizes annualized operating-basis net income available to common equity in the calculation.
Investor Conference Call and Quarterly Website Disclosures
State Street will webcast an investor conference call today, Friday, October 23, 2015, at 9:30 a.m. EDT, available at www.statestreet.com/stockholder. The conference call will also be available via telephone, at +1 877-423-4013 inside the U.S. or at +1 706-679-5594 outside of the U.S. The Conference ID is # 45500823.
Recorded replays of the conference call will be available on the website, and by telephone at +1 855-859-2056 inside the U.S. or at +1 404-537-3406 outside the U.S. beginning approximately two hours after the call's completion. The Conference ID is # 45500823.
The telephone replay will be available for approximately two weeks following the conference call. This news release, presentation materials referred to on the conference call (including those concerning our investment portfolio), and additional financial information are available on State Street's website, at www.statestreet.com/stockholder under “Investor Relations--Investor News & Events" and under the title “Events and Presentations.”
State Street intends to publish updates to its public disclosure regarding regulatory capital, as required by the Basel III final rule, on a quarterly basis on its website at www.statestreet.com/stockholder, under "Filings & Reports." Those updates will be published each quarter, during the period beginning after State Street's public announcement of its quarterly results of operations and ending on or prior to the due date under applicable bank regulatory requirements (i.e., ordinarily, ending no later than 60 days following year-end or 45 days following each other quarter-end, as applicable). For the third quarter of 2015, State Street expects to publish its updates during the period beginning today and ending on or about November 6, 2015.
State Street Corporation (NYSE: STT) is the world's leading provider of financial services to institutional investors including investment servicing, investment management and investment research and trading. With $27.3 trillion in assets under custody and administration and $2.2 trillion* in assets under management as of September 30, 2015, State Street operates globally in more than 100 geographic markets and employs 31,862 worldwide. For more information, visit State Street's website at www.statestreet.com.
* Assets under management include the assets of the SPDR® Gold ETF (approximately $25 billion as of September 30, 2015), for which State Street Global Markets, LLC, an affiliate of SSgA, serves as the distribution agent.
Forward-Looking Statements
This news release contains forward-looking statements as defined by United States securities laws, including statements relating to our goals and expectations regarding our business, financial and capital condition, results of operations, investment portfolio performance and strategies, the financial and market outlook, dividend and stock purchase programs, governmental and regulatory initiatives and developments, and the business environment. Forward-looking statements are often, but not always, identified by such forward-looking terminology as “outlook,” “expect,” “objective,” “intend,” “plan,” “forecast,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “will,” “trend,” “target,” “strategy” and “goal,” or similar statements or variations of such terms. These statements are not guarantees of future performance, are inherently uncertain, are based on current assumptions that are difficult to predict and involve a number of risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed in those statements, and those statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to October 23, 2015.
Important factors that may also affect future results and outcomes include, but are not limited to:

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The development, finalization and execution of our plan to accelerate the next phase of our transformation program to create cost efficiencies and to further digitize our interfaces with our clients in order to deliver more value, including identifying and implementing significant reductions in our cost structure and related restructuring and investment initiatives.

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the financial strength and continuing viability of the counterparties with which we or our clients do business and to which we have investment, credit or financial exposure, including, for example, the direct and indirect effects on counterparties of the sovereign-debt risks in the U.S., Europe and other regions;

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increases in the volatility of, or declines in the level of, our net interest revenue, changes in the composition or valuation of the assets recorded in our consolidated statement of condition (and our ability to measure the fair value of investment securities) and the possibility that we may change the manner in which we fund those assets;

•	the liquidity of the U.S. and international securities markets, particularly the markets for fixed-income securities and inter-bank credits, and the liquidity requirements of our clients;

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the level and volatility of interest rates, the valuation of the U.S. dollar relative to other currencies in which we record revenue or accrue expenses and the performance and volatility of securities, credit, currency and other markets in the U.S. and internationally;

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the credit quality, credit-agency ratings and fair values of the securities in our investment securities portfolio, a deterioration or downgrade of which could lead to other-than-temporary impairment of the respective securities and the recognition of an impairment loss in our consolidated statement of income;

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our ability to attract deposits and other low-cost, short-term funding, our ability to manage levels of such deposits and the relative portion of our deposits that are determined to be operational under regulatory guidelines and our ability to deploy deposits in a profitable manner consistent with our liquidity requirements and risk profile;

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the manner and timing with which the Federal Reserve and other U.S. and foreign regulators implement changes to the regulatory framework applicable to our operations, including implementation of the Dodd-Frank Act, the Basel III final rule and European legislation (such as the Alternative Investment Fund Managers Directive, Undertakings for Collective Investment in Transferable Securities Directives and Markets in Financial Instruments Directive II); among other consequences, these regulatory changes impact the levels of regulatory capital we must maintain, acceptable levels of credit exposure to third parties, margin requirements applicable to derivatives, and restrictions on banking and financial activities. In addition, our regulatory posture and related expenses have been and will continue to be affected by changes in regulatory expectations for global systemically important financial institutions applicable to, among other things, risk management, liquidity and capital planning and compliance programs, and changes in governmental enforcement approaches to perceived failures to comply with regulatory or legal obligations;

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adverse changes in the regulatory ratios that we are required or will be required to meet, whether arising under the Dodd-Frank Act or the Basel III final rule, or due to changes in regulatory positions, practices or regulations in jurisdictions in which we engage in banking activities, including changes in internal or external data, formulae, models, assumptions or other advanced systems used in the calculation of our capital ratios that cause changes in those ratios as they are measured from period to period;

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increasing requirements to obtain the prior approval of the Federal Reserve or our other U.S. and non-U.S. regulators for the use, allocation or distribution of our capital or other specific capital actions or programs, including acquisitions, dividends and stock purchases, without which our growth plans, distributions to shareholders, share repurchase programs or other capital initiatives may be restricted;

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changes in law or regulation, or the enforcement of law or regulation, that may adversely affect our business activities or those of our clients or our counterparties, and the products or services that we sell, including additional or increased taxes or assessments thereon, capital adequacy requirements, margin requirements and changes that expose us to risks related to the adequacy of our controls or compliance programs;

•	financial market disruptions or economic recession, whether in the U.S., Europe, Asia or other regions;

•	our ability to promote a strong culture of risk management, operating controls, compliance oversight and governance that meet our expectations and those of our clients and our regulators;

•	the results of, and costs associated with, governmental or regulatory inquiries and investigations, litigation and similar claims, disputes, or proceedings;

•	the potential for losses arising from our investments in sponsored investment funds;

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the possibility that our clients will incur substantial losses in investment pools for which we act as agent, and the possibility of significant reductions in the liquidity or valuation of assets underlying those pools;

•	our ability to anticipate and manage the level and timing of redemptions and withdrawals from our collateral pools and other collective investment products;

•	the credit agency ratings of our debt and depository obligations and investor and client perceptions of our financial strength;

•	adverse publicity, whether specific to State Street or regarding other industry participants or industry-wide factors, or other reputational harm;

•	our ability to control operational risks, data security breach risks and outsourcing risks, our ability to protect our intellectual property rights, the possibility of errors in the quantitative models we use to manage our business and the possibility that our controls will prove insufficient, fail or be circumvented;

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our ability to expand our use of technology to enhance the efficiency, accuracy and reliability of our operations and our dependencies on information technology and our ability to control related risks, including cyber-crime and other threats to our information technology infrastructure and systems and their effective operation both independently and with external systems, and complexities and costs of protecting the security of our systems and data;

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our ability to grow revenue, manage expenses, attract and retain highly skilled people and raise the capital necessary to achieve our business goals and comply with regulatory requirements and expectations;

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changes or potential changes to the competitive environment, including changes due to regulatory and technological changes, the effects of industry consolidation and perceptions of State Street as a suitable service provider or counterparty;

•	changes or potential changes in the amount of compensation we receive from clients for our services, and the mix of services provided by us that clients choose;

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our ability to complete acquisitions, joint ventures and divestitures, including the ability to obtain regulatory approvals, the ability to arrange financing as required and the ability to satisfy closing conditions;

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the risks that our acquired businesses and joint ventures will not achieve their anticipated financial and operational benefits or will not be integrated successfully, or that the integration will take longer than anticipated, that expected synergies will not be achieved or unexpected negative synergies or liabilities will be experienced, that client and deposit retention goals will not be met, that other regulatory or operational challenges will be experienced, and that disruptions from the transaction will harm our relationships with our clients, our employees or regulators;

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our ability to recognize emerging needs of our clients and to develop products that are responsive to such trends and profitable to us, the performance of and demand for the products and services we offer, and the potential for new products and services to impose additional costs on us and expose us to increased operational risk;

•	changes in accounting standards and practices; and

•	changes in tax legislation and in the interpretation of existing tax laws by U.S. and non-U.S. tax authorities that affect the amount of taxes due.
Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in our 2014 Annual Report on Form 10-K and our subsequent SEC filings. We encourage investors to read these filings, particularly the sections on risk factors, for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this news release speak only as of the date hereof, October 23, 2015, and we do not undertake efforts to revise those forward-looking statements to reflect events after that date.